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                                                                     [IBM LOGO]

                                  EXHIBIT 10.1

                          IBM WORLD TRADE CORPORATION
                 Old Orchard Road, Armonk, New York 10504, USA
                               (hereinafter IBM)

                    Amended Agreement for Solution Delivery

between IBM and

Bank Access 24                  Contract Nr.: SDAHUN94003
1023 Budapest                   Amendment Nr.: 8
Zsigmond ter 10                 Total Price at least DM 28,792,484
(hereinafter "Customer")          (see Note 1 below)


ESTIMATED SOLUTION DELIVERY DATE:

October 1994 through March 1998 for Delivery, through March 2004 for Maintenance

ELEMENTS SPECIFIED

_X IBM Products

_X IBM Licensed Programs

_X Professional Services

_X Foreign Trade Services

_X Non-IBM Products

APPLICABLE CONDITIONS:

1. Solution Delivery Agreement Conditions (see pages 2-5)

2. Delivery forecast (for information purposes only)

3. Financial conditions for an early termination of the project

4. Attached Agreements:

   APPENDIX A:  Loan Agreement (including list of loan equipment)

   APPENDIX B:  Foreign Trade Assignment

   APPENDIX B1: Foreign Trade Services - Poland

   APPENDIX C:  Terms and Conditions for Purchase and Supplement

   APPENDIX D:  Terms and Conditions for IBM Licensed Programs and Supplement

   APPENDIX E:  Terms and Conditions for IBM System Service and Order for IBM
                Machine Service

   APPENDIX F:  Terms and Conditions for Non-IBM Products

   APPENDIX G:  Special Terms and Conditions for Delivery in Poland

   APPENDIX H:  Ordering and Delivery Process

The Customer acknowledges to have received and read all the contractual conditions included in, and/or referred to, in this Solution Delivery Agreement and its Appendices. This Solution Delivery Agreement is signed by the Customer and accepted by IBM when signed by their authorized representatives. The Customer acknowledges and accepts that IBM WTC is hereby assigning to IBM Hungary resp. Poland all rights and obligations IBM WTC has under Appendices E (Terms and Conditions for IBM System Service) and Appendix B, B1 (Foreign Trade Assignment resp. Services) hereof. The countersignature of IBM may be replaced by a written confirmation by IBM Central Europe & Russia Inc. that IBM has accepted this Solution Delivery Agreement.

According to the terms of this Solution Delivery Agreement IBM retains title of each ATM until fulfillment of all payment obligations for the delivery of that ATM. IBM acknowledges that Bank Access 24 has assigned purchasing rights to hardware and software licenses to HFT who thereby acquire title to the machines as soon as they have been paid for and shipped. All other obligations remain with Bank Access 24.

Note 1. With effect from the date of signature of Amendment Nr. 3 all prices in this Agreement for goods and services subsequently delivered shall be calculated in USD, converted at the rate of 1.58 DM = 1 USD.

Bank Access 24                          IBM World Trade
                                        Corporation

signed: /s/                             /s/
--------------------------------        --------------------------------
(for and on behalf of)

April 17, 1996                          29th April 1995
--------------------------------        --------------------------------
(Date)                                  (Date)
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                   I. SOLUTION DELIVERY AGREEMENT CONDITIONS:

PREAMBLE

WHEREAS the Customer intends to create a national network of Automatic Teller Machines (ATM's) throughout Hungary, offering banks an opportunity to provide advanced retail services to their customers;

WHEREAS the Customer intends to provide client banks in Hungary with a large publicly accessible and demographically chosen network of ATM's and the customer file verification capabilities; whereas the Customer intends to run this network with advanced technology, a high level of reliability and customer service;

WHEREAS the Customer has examined offers for this Project from different sources and decided to use the advanced ATM solutions offered by IBM;

NOW THEREFORE the undersigning Parties enter into a cooperation to execute the above described Project in Hungary with the terms and conditions specified in this Solution Delivery Agreement.

SUBJECT

Subject to the Solution Delivery Agreement is the delivery to the Customer of one or more specified individual items, in accordance with the relevant Agreements attached hereto, at a Single Fixed Price.

Any additional products not listed in the Supplements of Appendices A through F respectively, are subject to a separate agreement between the Parties.

Appendices A, B, B1, C, D, E, F, G and H form an integral part of this Solution Delivery Agreement.

The provisions of this Agreement regarding maintenance and the Maintenance Agreement will continue in effect for the entire time for which may Maintenance Settlement Amount is paid by the Customer.

In the original Agreement, the general term ATM referred to the IBM 4785. In Amendment No. 1 the term ATM refers to the IBM 4785, 4782 or 4788 interchangeably. In Amendment No. 3 the term ATM refers to the IBM 4781, 4782, 4783, 4785, 4788 or 4789 interchangeably. In amendment No. 7 the term ATM refers to any self service ATM or Cash Dispenser which is either generally announced and made available by IBM in the territory of this Agreement or not generally announced and made available by IBM in the territory of this Agreement but mutually agreed by Parties to be subject to the terms of this Agreement. Where a particular model is intended it will be so specified.

In respect of ATMs ordered for Hungary after the signature of Amendment No. 2 the feature number 4531 (Keyboard Display Module) will no longer be supplied with the ATMs. Instead the non-IBM products described in Appendix F will be supplied - their prices are included in the ATM prices in Appendix C. The IBM Maintenance described in Appendix E does not apply to the Non-IBM Products.

DELIVERY

IBM will deliver each specified individual item under:

        1.      the conditions of the corresponding attached Agreements/s

        2.      these Solution Delivery Agreement Conditions.

In case of conflict, the Solution Delivery Agreement Conditions together with Appendix G prevail.

The Estimated Solution Delivery Date specified in this Solution Delivery Agreement (and its Attachments) is for Customer planning purposes only.

Deliveries will be mutually agreed, and each delivery will be initiated by a request from the Customer. The first delivery was to consist of the AS/400 and 3 4785s. Immediately prior to this delivery, further 4785s were to be ordered by the Customer making a total of at least 10 for delivery in the fourth quarter of 1994.

The Customer will take delivery of at least 50 ATMs. The Customer will make every effort to ensure that each subsequent delivery contains at least 10 ATMs.

The Customer will order a delivery to occur at least every four months assuming a 60 day lead time and will take delivery of said items.

In order to facilitate the ordering and delivery procedure between Parties, Parties will follow the process defined in the Ordering and Delivery Procedure (Appendix H).

The Customer will take delivery of a combination of ATM models with an invoiced contract value of at least DEM 2.133.750, = each year after 1994 until the end of the contract delivery period.

The Customer will take delivery of at least 34 additional 4785s (after signature of Amendment No. 1) by September 1995.

If the Customer does not adhere to this, he will be deemed to have terminated for convenience in accordance with the Termination Clause below at the date when non-compliance becomes apparent.

SINGLE FIXED PRICE/ PAYMENT

The Customer will pay the Single Fixed Price in accordance with the relevant provision of the Terms and Conditions for Purchase (unless the Termination Clause below applies).

The Single Fixed Price is a fixed price; it override any provision contained in the attached Agreements concerning variations to the IBM standard prices;

The Single Fixed Price includes the installation costs for the delivered ATMs under this Agreement.

Installation here means:

        *       conversion of ATM on safe location until delivery to site

        *       unpacking

        *       setting up

        *       checking configuration

        *       taking care of missing or defective parts if necessary

        *       loading ATM software

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  -  offline testing at a test location (assuming that line is available)

The Single Fixed Price is specified in the Solution Delivery Agreement on page 1 as "Total Price". However the Customer will be invoiced this Total Price split into two separate sets of invoices invoices issued by IBM WTC and IBM Hungary resp. IBM Poland respectively, and amounting together to the Total Price as specified above; the local invoice will be converted to the equivalent of the DEM amount in local currency according to the Terms and Conditions and its Attachments specified in Appendix E (Terms and Conditions for IBM System Service) and Appendix B (Foreign Trade Assignment) and Appendix B1 (Foreign Trade Services).

Upon the Customer's written request IBM will provide further information regarding prices and charges for any Products, Programs and Services furnished by IBM under this Agreement.

The Single Fixed Price payment includes an element of DEM 100,000.- for future as yet unspecified enhancements to the loan AS/400, which the Customer may reasonably require during the course of the solution implementation. These upgrades are deliverable after the Customer has taken delivery of ATM's in the invoiced and paid value of at least DEM 3,922,979. The Customer will notify IBM of its requirements in writing and IBM will place these enhancements on order and deliver them, notifying the Customer of the amount remaining of the DEM 100,000,-

In case of later upgrade of ATM's bought under this Agreement or configuration changes based on announcements of new products, IBM will endeavour to apply the same pricing principles and methodology as applied for the calculation of the present Single Fixed Price for hardware, software and services.

For the duration of this Agreement IBM will not bid or charge a lower price and service charge per ATM in other comparable customer situations and under comparable terms and conditions in Hungary for the purchase of 400 or less ATMs of substantially similar configuration as the ones included in Appendix C.

The above commitment applies only until the end of March 1998.

There will be no retrospective reductions in price of machines or service.

The Single Fixed Price will be paid in installments corresponding to delivery's; the maintenance portion will be paid quarterly in advance, starting at the end of the warranty period of each machine. Three weeks before shipment of a particular delivery IBM will send to the Customer an Advance Invoice stating its value. The Customer is eligible for a 2% prepayment discount if payment is received in IBM's bank account before the equipment arrives at IBM's Distribution Centre in Germany.

TAXES AND FEES

In addition the Customer will pay amounts equal to any taxes and fees relating to the Agreement or any activities hereunder.

END-USER ENTERPRISE DESIGNATION

IBM's granting of the single fixed price is dependent on the Customer's assurance that it is acquiring the products delivered under this Solution Delivery Agreement for installation and use within its own business enterprise in Hungary resp, Poland and not for remarketing.

For the purpose of this Solution Delivery Agreement an end-user enterprise is defined as a company or a group of associated companies and/or subsidiaries of the Customer in which one such company owns, directly or indirectly, more than 50% of each of the subsidiaries or associates which will use the products delivered under this Solution Delivery Agreement in the ordinary course of business and not for resale or lease.

COOPERATION ON EXCHANGE OF EXPERIENCE

In order to gain a wide range of experience about the Hungarian market reactions to the extended appearance of ATM's and in order to examine the operation of the first Hungarian banking network technology, IBM will provide an AS/400 on a loan basis at the premises on the Customer to support the introduction and execution of the Project outlined in the Preamble, subject to the Terms and Conditions specified in the attached Loan Agreement (Appendix A).

In return, the Customer shall provide IBM with appropriate information on his knowledge, experience and progress with the operation of the subject banking network outlined in the Preamble through periodic reviews with the responsible IBM team on a quarterly basis, which period might be lengthened by mutual agreement depending on the result of the reviews.

WARRANTY

1.      IBM Products and IBM Licensed Programs:
        IBM warrants that specified Products and Licensed Programs are compatible and can operate with one another. The warranty provisions included in the relevant attached Agreements shall apply.

2.      Non-IBM Products:
        Warranty for Non-IBM Products is the exclusive responsibility of the Third Party Supplier. IBM has no warranty obligations with respect to these products:

MAINTENANCE

In order to achieve a professional and high standard level of maintenance to the Machines subject to this Agreement, (including loan equipment) for the post warranty fixed period of five years, for each machine (including loan equipment) maintenance in accordance with the attached Maintenance Agreement (Appendix E) is an integral part of this Agreement and has been included in the Single Fixed Price.

Maintenance will start at the end of the standard warranty period for each machine, including loan equipment.

The following service levels will be maintained by IBM.

  - measurement of equipment availability will be made by the Customer every quarter

  - subject to the exclusions below, IBM will achieve the following levels of availability for the hardware items as follows

    I. AS/400: 98% of maintenance service period.

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        2. ATM within 60 km's of Budapest: 95% of maintenance service period

        3. ATM more than 60 km's from Budapest: 93% of maintenance service period

        4. no machine will be unavailable for more than 24 hours at one time

* exclusions

        1. any time outside the service period

        2. any preplanned downtime (planned maintenance, relocation, software loading, reconfiguration, etc.)

        3. downtime caused by any software faults.

        4. time lost between the identification and reporting of the fault, if this exceeds 30 minutes

        5. time lost between the arrival of the IBM specialist and his full (see Customer Responsibilities) access to the machine, if this exceeds 15 minutes.

        6. downtime resulting from external reasons (power loss, AS/400 fault in case of ATM's, postal line fault, etc.)

        7. downtime caused by mistreatment of the machine

        8. downtime caused by the lack of supplies

        9. downtime caused by absence of money in the ATM

       10. downtime caused by force majeur independent of IBM and the Customer such as but not limited to strike, disturbance, uprising, war, natural disaster, vandalism, intervention by authorities, etc.

       11. failure by the Customer to follow IBM's environmental recommendations

    *  the IBM specialist is entitled to record any of the events at the time

    * the Customer will evaluate the availability of each machine, every quarter

    * if the availability for any machine does not meet or exceed the above standards the Customer will advise IBM in writing, giving details of the downtime(s)

    * IBM will examine its own records and, in the event that IBM agrees with the Customers' evaluation, the service charge for that quarter for that machine will be waived

    * in the event that IBM does not agree, the two Parties will meet and come to an agreement on the basis of both sets of documentation

    * if for any machine it is agreed that the above levels have not been met for four quarters the Customer will be entitled to terminate the Maintenance Agreement for that machine (without affecting the other parts of this SDA Agreement) without paying any maintenance settlement amount for that machine.

    * if the problem defined in the preceding paragraph occurs for twenty machines the Customer will be entitled to terminate the complete Maintenance Agreement (without affecting the other parties of this SDA Agreement), without paying any maintenance settlement amount.


IBM's LIABILITY

The configuration of the AS/400 has been defined by the Customer and its subcontractors. Given that total system performance is dependent on application system characteristics and the Customer is contracting separately for the application system, responsibility for the satisfactory performance of the system lies with the Customer.

IBM's liability to the Customer is exclusively set forth in the "Limitation of Remedies" provisions included in the relevant attached Agreements. IBM specifically excludes any and all liability for any damages deriving from Non-IBM Products or Non-IBM Services. For such damages shall be exclusively responsible the Third Party Supplier.

IBM does not accept responsibility for loss of programs, programming, data or funds contained in the ATMs caused by theft.

CUSTOMER RESPONSIBILITIES

During periods when IBM or IBM-contracted personnel are attending to the equipment by agreement with the Customer, for whatever purpose, it is the Customer's sole responsibility to ensure adequate armed protection, in conformity with international standards and Hungarian resp. Polish law, for the said personnel throughout the period of attendance. On request the Customer will remove funds form the equipment at the commencement of the period of attendance.

The Customer will follow IBM's recommendations concerning the environment set up for the ATM's which will be notified at time of delivery.

CHANGES

Any request for change to the Solution Delivery Agreement must be submitted in writing to the other Party. Within 30 days from the receipt of the request, the receiving party will send its written answer to the other party indicating whether the change can be made.

IBM will describe the effect of such Customer requested change upon dates, price, schedule and other terms and conditions of the Agreement.

The agreed changes will be executed by the Parties in the form of an amendment to the Agreement.

Pending agreement to implement changes, IBM will proceed in accordance with the latest authorized terms and conditions of the Agreement.

TERMINATION

1.  Termination for convenience

    Subject to the other provisions of this Agreement, the Customer may terminate this Agreement for convenience upon at least 30 days prior written notice to IBM, although this is not the intention of the Customer at contract signature date.

    If the Customer terminates this Agreement for convenience prior to the delivery of all Products and Services as included in the Single Fixed Price, the Customer agrees to pay IBM on the effective date of the termination, the Settlement Amounts, as specified in Attachment 3 to this Agreement, which the Parties agree is the Customers sole and exclusive liability for such termination.

   However, the Settlement Amounts as specified in Attachment 3 do not take into account additional amounts which might be payable by the Customer in case the Customer chooses to acquire loan equipment or related licenses as described hereafter.

2. Effect on loan equipment after termination for convenience

   * 2/A In case Customer decides to cease trading in Hungary

     The Customer, at his risk and cost, will return the loan equipment and materials as listed in Appendix A of this Agreement including any enhancements made thereto to a location specified by IBM within 15 days after the effective date of the termination and, if applicable, compensate IBM for damages in accordance with Section 8 of Appendix A, Loan Agreement.

     In addition, a Maintenance Settlement Amount will be calculated and due in accordance with Attachment 3 to this Agreement.

     This section does not apply to the equipment and materials about which Parties agree that they would be transferred in accordance with subsection B/ of this article.

   * 2/B In case the Customer continues trading in Hungary, but decides to purchase ATMs with a total contract value of loss then DEM 16.557.900,=

     Notwithstanding section 1/Termination for Convenience:

     IBM agrees to sell to the Customer upon the Customer's request the IBM equipment then currently being on loan. The price for the loan equipment then to be paid ("the Loan Settlement Amount") will be calculated as described in Attachment 3 to this Agreement. The then applicable IBM terms and conditions will apply to such sale. In addition, a Maintenance Settlement Amount will be calculated and due in accordance with Attachment 3 to this Agreement. For generally available commercial software, covered by Copyright owned by IBM and not otherwise owned by or licensed to the Customer in accordance with this Agreement, which is running on the loan machines, IBM will upon the Customer's request provide a license to the Customer for its use upon terms and prices at the then current IBM Terms and Conditions.

3. Termination after first quarter 1998

   If the Customer has after the first quarter 1998 not achieved the committed quota i.e., total hardware and software to a value which, together with projected maintenance revenues for the 5 year term per ATM, totals at least DM 28,492,784. Parties will settle their accounts in accordance with the calculation method for the Settlement Amounts as described in Attachment 3.

   The Maintenance Settlement Amount and the Loan Settlement Amount as well as related licenses (all when applicable) are due on top of the Termination Settlement amount.

4. Termination for Breach of Contract

   The Terms and Conditions in the Attached Agreements apply.

PUBLIC RELATIONS

IBM is ready to share the fact of cooperation with the Customer with the public; however, any publicly available disclosure of information on this Agreement, irrespective of the media of disclosure, shall be discussed and mutually agreed by both Parties prior to such disclosure.

GENERAL

This Agreement replaces all previous oral or written agreements and documentations in relation to the subject of this Agreement.

In particular, upon signature, Amendment No. 8, consisting of a revised version of the original Agreement, signed 16th December 1994, and amended by Amendment No. 1, signed 3rd May 1995, Amendment No. 2, signed 20th June 1995, Amendment No. 3, signed 22nd September 1995, Amendment No. 4 signed Nov 27th and Dec 5th 1995, Amendment No. 5 signed 6th December 1995 and Amendment No. 6 signed 18th December 1995 and Amendment No. 7 signed 29th February 1996 replaces said amended original Agreement, which remains in force until such signature. Changed items in Amendment No. 8 are highlighted buy bold type and underlining.

IBM has the right to subcontract any part of the products and services provided under this Solution Delivery Agreement to independent subcontractors selected by IBM.

APPLICABLE LAW

The Solution Delivery Agreement will be governed by the laws of Austria.

ARBITRATION

All disputes and controversies between the Parties arising out of or in connection with this Agreement or its implementation, performance or interpretation shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Federal Economic Chamber in Vienna (Vienna rules) by three arbitrators appointed in accordance with said Rules. The arbitration shall be held in Vienna, Austria and the official language of the proceedings shall be English. The decision of the arbitrators shall be final and binding upon both parties and therefore the parties pursuant to paragraph 598(2) of the Austrian Code of Civil Procedure, expressly waive the application of paragraph 595(1) figure 7 of said Code.

                              2. DELIVERY FORECAST

The Delivery forecast is for information purposes only.

October 1994: AS/400 host
              AS/400 software
              10x 4785s
              ATM software

Each quarter 1995:
              20xATMs, ATM software

Each quarter 1996:
              30xATMs, ATM software

Each quarter 1997:
              40xATMs, ATM software

First quarter 1998:
              30xATMs, ATM software

3. FINANCIAL CONDITIONS FOR AN EARLY TERMINATION OF THE PROJECT CONDITIONS

If the Customer terminates this Agreement for Convenience according to the Termination clause of the SDA conditions, the Customer shall pay to IBM within 30 days from the effective date of such termination a Termination Settlement Amount, a Maintenance Settlement amount and a Loan Settlement amount defined below.

1. The Termination Settlement amount for the hardware is the following.

     -    Case A: no longer applicable

     - Case B: minimum DEM 4.267.500, = In this case the Termination Settlement Amount is 30% of the amount already invoiced to date in addition to any outstanding invoices.

     - Case C: minimum DEM 8.535.000, = In this case the Termination Settlement Amount is 21% of the amount already invoiced to date in addition to any outstanding invoices.

     - Case D: minimum DEM 12.802.500, = In this case the Termination Settlement Amount is 7% of the amount already invoiced to date in addition to any outstanding invoices.

2. The Maintenance Settlement amount is the difference between the amount already invoiced to date and 5 years maintenance fee for each loaned and purchased ATMs, computers and peripherals at per month fee declared in the Appendix E of the Agreement. Payment will continue to be made quarterly in advance. The Customer will continue to receive maintenance.

3. The Loan Settlement Amount is:

     - in the case that Section 2/A of the Termination Clause above applies: nothing.

     -    in the case the Section 2/B of the Termination Clause above applies:

          for the A5/400 depending on the date of termination, not more than the linearly proportionate figure over time between the original quoted price (i.e. DEM 370,000.-) and the 5 year price as quoted in Section
          1 of Appendix D, plus additionally with effect from Amendment No. 8 the same linear calculation between price of the upgrade (i.e. DEM 233,756 less DEM 29451 paid by the Customer) and the 5 year price in
          Section 1 of Appendix D.

          for the ATMs, depending on the date of termination, not more than the linearly proportionate figure between the original quoted price (see above) and for the different alternatives specified under Section 1 of the Financial Conditions for an Early Termination of the Project the following applies:

          A: no longer applicable

          B: 25% of original quoted price

          C: 20% of original quoted price

          D: 15% of original quoted price

4. The Termination Settlement Amount for Software is; any outstanding invoice.

                          IBM WORLD TRADE CORPORATION
                 Old Orchard Road, Armonk, New York 10504, USA


                 TERMS AND CONDITIONS FOR IBM LICENSED PROGRAMS


                              Edition: April 1996


Country of Installation     HUNGARY

     IBM World Trade Corporation (IBM) will grant the Customer a license to use specified licensed programs (Programs) under the following and any additional terms and conditions incorporated by reference in an accepted Supplement. The Supplement and its incorporated terms and conditions constitute the entire Agreement. The Agreement is effective upon signature of the Supplement by the Customer and IBM's countersignature. The Countersignature of IBM may be replaced by a written confirmation on the respective Supplement by an IBM subsidiary that IBM has accepted the Supplement. This is a License Agreement and not an agreement for sale. IBM retains the title to the copy of the Program and any copy made from it. Upon acceptance of the Supplement, IBM grants to the Customer a non transferable, non-exclusive license in the Country of Installation to use the Programs specified in the Supplement.

     IBM's obligations under this Agreement may be fulfilled either by IBM or its Designee. The supply of Programs is subject to any applicable authorizations, licenses and permits which may be required.

1.   DEFINITIONS

     a.   Program

          means 1) instructions, statements or any data base in machine readable form; and/or 2) any related materials, including documentation and listings, in either machine readable or printed form; and 3) all copies thereof whether in whole or in part. Programs are copyrighted.

     b.   Use

          relating to the machine readable portion of a Program means

          - its reproduction through any act of loading, displaying, running, transmitting or storage in whole or in part into or on the designated machine for processing.

          - its adaptation for the purpose of merger in whole or in part with other programs for Customer's own processing;

     c.   Designated Machine

          means the machine, specified in the Supplement, on which the Customer uses the Program for processing.

     d.   Licensed Program Specifications

          means a Program Description, provided by IBM and updated from time to time, for Programs for which IBM assumes warranty.

     e.   Specified Operating Environment

          means machines, equipment and programs with which each Program is designed to operate as stated in the respective Program Specifications or Product Information, or as otherwise specified by IBM.

     f.   Group

          means the machine group of the Designated Machine, as specified in the current Group Exhibit.

     g.   Group Exhibit

          means an exhibit issued by IBM, listing IBM or non-IBM machines by Group. IBM may issue revised Group Exhibits from time to time, indicating its effective date, whereby machines may be re-assigned to another Group and other modifications be made. The Group Exhibits are integral part of the Agreement. The terms of a Group Exhibit will prevail over these terms in case of conflict.

     h.   Supplement

          means an order placed by the Customer and accepted by IBM in accordance with IBM's then current procedure.

     i.   Date of Availability

          means the date 20 days after shipment (for the countries: Armenia, Belarus, Georgia, Kazakhstan, Kirghizia, Moldova, Russia and Ukraine 30 days), or, for Additional Licenses the date the Customer has copied the Program.

     j.   Shipment date

          means the date on which the Programs are delivered to the carrier at the Distribution Center Nieder-Roden, Germany.

2.   CHARGES

     a.   Calculation of Charges

          1) Charges for a Program may consist of periodic charges and/or one-time charges as specified by IBM in the Supplement.

          2) The charges for a program include carriage to the Distribution Platform. The Distribution Platform is specified in the Supplement.

          3) The charges may vary based on the Group of the Designated Machine, the configuration of the Designated Machine and/or the number of Additional Licenses of the Program used by the Customer. Designated Machines not listed in the Group Exhibit belong to the Group with the highest charges.

               a) Changes or upgrades of the Designated Machine to a Group with higher charges will result in an additional one-time charge, respectively in the higher periodic charges of the new Group. Changes or downgrades of the Designated Machine to a Group of lower charges will result in the periodic charges of the new Group. The Customer will inform IBM in writing of the date of any such change to the Designated Machine and, at IBM's request, certify the accuracy of the current Group.

               b) If IBM reassigns the Designated Machine to a Group with higher charges, the resulting increase in charges will be considered a price change. If the reassignment is to a Group with lower charges, these will only apply to charges due after the effective date of the revised Group Exhibit.

               No refund of charges due or previously paid will be made except as stated in clause 3 paragraphs b.1), or c.

          4) IBM may define special use conditions for designated IBM Licensed Programs. These conditions including the charges applicable for such use conditions will be specified in the Supplement.

          5) For certain Programs, IBM may designate one or more replacement Programs. When the Customer replaces a discontinued Program, additional charges may apply to the replacement Program. If specified by IBM, the replacement Program may be obtained before discontinuing the Program being replaced.

          6) In addition the Customer will pay amounts equal to any taxes and fees resulting from the Agreement or any activities hereunder, including customs duties, importation charges and bank charges, if any.

     b.   Change of Charges

          1) One-time charges are subject to change by IBM upon notice, effective immediately. However, to orders received by IBM before date of the notice, the increase will not apply if the effective date of the increase is after the date IBM has received full payment, or if within 3 months after the notice, (i) IBM ships the Program, (ii) the Customer makes an additional copy, or (iii) a Group upgrade occurs.

          2) Periodic charges may be increased upon three (3) months prior written notice to be applied to the next payment period, starting on or after the effective date of the increase, unless IBM has already received payment in full.

3.   PAYMENT

     a. One-time and periodic charges will be due on/from the Date of Availability, or, for Programs with a testing period, upon its expiry. All charges are invoiced in advance and payable as stated below. Periodic charges are prorated based on a 30-day month. Interest under 3.e. is due and payable immediately upon receipt of invoice from IBM.

     b.   One-time charges

          For programs subject to one-time charges one of the following two payment options shall apply.

          1) The Customer shall pay to IBM in cash the total charges as specified by IBM. This amount must be received by IBM at least ten (10) days prior to the estimated shipment date, respectively prior to a Customer initiated Group change and/or prior to the use of an Additional License. In case the Customer terminates the license during a testing period, IBM will credit the paid charges, less certain charges (process charges) as specified in the Supplement, to the Customer.

          2) At least thirty (30) days prior to the estimated shipment date of the Programs, respectively prior to a Customer initiated Group change and/or to the use of an Additional License the Customer shall at his own expense furnish IBM with a promissory note, or an irrevocable letter of credit or a bank guarantee, guaranteed or issued - as the case may be - by a bank and in a form and at terms, acceptable to IBM, covering the total charges plus any related charges as invoiced by IBM.

     c.   Periodic charges

     For Programs subject to periodic charges and to periodic charges combined with one-time charges as specified in the Supplement, one of the following two payment options shall apply.

     1) The Customer will pay in cash the periodic charges for a period of at least twelve (12) months. The first payment plus related one-time charges as specified by IBM must be received by IBM at least ten (10) days prior to the estimated shipment date, respectively prior to a Customer initiated Group change and/or prior to the use of an Additional License. The following payments for periods of at least twelve (12) months have to be received by IBM at the date specified by IBM in the invoice.

     2) Upon request by IBM, the Customer shall provide IBM with a revolving bank guarantee of a bank and in a form and at terms acceptable to IBM, at least thirty (30) days prior to the estimated shipment date of the Programs, respectively prior to a Customer initiated Group change and/or prior to the use of an Additional License at his own expense. Such guarantee shall initially be valid until the date six (6) months after the end of the payment period of the first in-
               voice and cover the total amount of charges becoming due during this period. Thereafter the guarantee shall automatically be prolonged on a revolving basis for six (6) months covering the total amount of charges becoming due during such period until the license(s) for the respective Program(s) is (are) terminated and all payment obligations with respect thereto have been fully satisfied. In the event of an increase of the periodic charges the Customer shall adjust the applicable bank guarantee accordingly within thirty (30) days from the effective date of the increase.

               Invoices will be issued quarterly in advance on a calendar year basis covering all charges of the respective quarter and are payable within thirty (30) days from the date of invoice.

               The first invoice will cover the period between the Date of Availability, or for Programs with a testing period, the first business day following the testing period, respectively the day of a Customer initiated Group change and the end of the quarter - calendar year based - to which this day belongs, including all related one-time charges.

          In case the Customer terminates the license, IBM will issue a credit for periodic charges already paid for the rest of the period following such termination pro rata based on a 30-day month. Any decreases of the applicable charges and/or Group charges during a payment period will be credited to the Customer based on the same rule.

     d. The failure of the Customer to comply with any of the obligations as specified in this clause 3 gives IBM the right to terminate the Supplement forthwith and discontinue the license(s) for the Program(s) thereunder or, in case to Program(s) not yet shipped, to delay their shipment or cancel the affected Supplement(s).

     e.   Interest for delayed payment
          In case of delayed payment IBM may charge interest at the rate specified in the Supplement for amounts overdue.

4.   LICENSE

     a.   Each license granted authorizes the Customer to:

          1)   use the Program's machine readable portion on the Designated
               Machine;

          2) store the Program in, transmit it through, and display it on, machines associated with the Designated Machine;

          3) utilize the Program's printed portion in support of the Customer's authorized use of the Program; and/or

          4) reproduce the Program's machine readable portion into any machine readable or printed form to provide sufficient copies (including a back-up copy) to support the Customer's authorized use of the Program; such copies become subject to the terms of this Agreement.

     b. Programs may not be otherwise reproduced or translated whether for reverse assembly or reverse compilation or any other purpose.

     c. Program materials labeled as "Restricted Materials of IBM", may be used by the Customer only for the following purposes:

          1) to make modifications to the Customer product and/or programs so that they will function with the applicable IBM Program; and

          2)   to make modifications to such Program; and

          3) to assist in problem determination and resolution associated with use of such Program.

     d. IBM may specify a usage restriction for certain Programs. Any usage exceeding this restriction requires a separate license and/or payment of further charges. When IBM specifies that a Program is delivered for purpose of storage only, such Programs may be copied into a machine but not otherwise used except under the provisions of a separate authorization.

     e. A separate license is required for each Machine on which the Customer uses the Program except that the Customer may:

          1) change the Designated Machine or make any upgrade or downgrade thereto subject to written confirmation from IBM and acceptance of any consequent revision to charges; and

          2) temporarily use the Program on a back-up machine whilst the Designated Machine is inoperable; and

          3) assemble or compile the Program on another machine if the Designated Machine is not capable of doing so; and

          4) in the event that IBM grants an installation license, use the Program on any machine in the same installation (single room or contiguous rooms) as the Designated Machine; and

          5) in the event that IBM grants a location license, use the Program on any Customer machine in the same location (single building or postal address) as the Designated Machine.

          A subsequent release of the same program number may be used for production/testing while productive use of the previous release continues on the same Designated Machine.

     f.   Additional Licenses

          The Customer may order Additional Licenses for a Program which IBM previously distributed to it. The Customer may copy the machine readable portion of a previously distributed Program, for use on another machine, provided IBM has received the signed Supplement for the Additional License and the Customer has fulfilled its payment obligations as set forth under 3. above. The Customer shall inform IBM of the date the Program has been copied.

          This Additional License is subject to confirmation by IBM within 2 months by countersigning the Supplement. Without such confirmation, any use of the Additional License after 2 months is in violation of the Agreement.

          For some Programs IBM may specify that Additional Licenses are available through the Distributed Systems License Option (DSLO) procedure. If specified by IBM, the Customer may obtain one or more licenses in addition to the initial license ("Basic License") for a DSLO Charge. For each DSLO license, unless IBM provides otherwise, the Customer will:

          1) copy the Program's machine readable portion and use such copy on the DSLO Designated Machine;

          2) distribute to, install and test on the DSLO Designated Machine any new release, correction or bypass which IBM provides to the Basic License Designated Machine;

          3) communicate with IBM in respect of problem documentation and identification, and receive program services and warranty (if any) only through the Basic License location.

          4) designate a new Basic License to replace a terminated Basic License. If a terminated Basic License is not replaced, all related DSLO licenses are automatically considered as terminated.

     g. If "Feature Distribution" is indicated in the Supplement for a feature of a Program, the Customer may distribute and use copies of that feature on machines other than the Designated Machine under the provisions of a separate authorization.

     h. Program material provided by IBM in printed or other non-machine readable form may not be copied. Additional copies may be licensed at a charge. On request, following general availability, the Program's printed portion may be shipped up to 6 months in advance.

     i. The machine readable documentation may include IBM designated "L", "G" and "S" manuals, which IBM may provide as a feature for the Program. The Customer may use, copy and modify such documentation as specified by IBM.

5.   TERMINATION

     a. The Customer may terminate the license for any Program by written notice as follows:

          1)   during the testing period, at any time with immediate effect;

          2) following expiry of any testing period, upon at least 1 month's written notice.

     b. IBM may terminate the license with immediate effect if the Customer is in breach of any of its obligations under the Agreement, or as specified in the Supplement.

     c. Within 1 month after termination of the license, the Customer will destroy all applicable copies of the Program, including the Program which is a data base, translations or modifications and remove the Program from all updated works. One copy may be retained for archival purposes only.

          This requirement does not apply to individual pieces of data base obtained from a Program which constitutes a data base and which constitute a minor part thereof. Upon IBM's written request, the Customer will certify that it has fully complied with this section.

6.   SHIPMENT AND RISK OF LOSS OR DAMAGE

     a. IBM will specify the estimated shipment date of each Program. Either party may change it as necessary.

     b. Risk of loss or damage passes to the Customer upon delivery. Thereafter, IBM will replace lost or damaged programs, at applicable charges, if any, for handling and media.

7.   TESTING

     During the testing period, if any, the Customer may use the Program free of charge and for non-productive purposes only, to determine that it meets the Customer's requirements. The testing period commences on the Date of Availability.

     The Customer will notify IBM if the Program is used for productive purposes, upon which the testing period will terminate immediately.

     There is no testing period for DSLO licenses.

8.   PROTECTION AND SECURITY

     The Customer is responsible for taking appropriate action to satisfy its obligations under the Agreement, including:

     a.   not distributing any Program without IBM's written consent;

     b. not giving access to a Program which is a data base to others nor make any data in the data base available to any other person.

     c. not making the Program available to others, except when: a) on the Customer's premises or b) authorized by the Customer to have remote access to it, for purposes specifically related to authorized use;

     d. reproducing IBM's copyright notice(s) and any other legend on any authorized copy in accordance with IBM's copyright instructions;

     e. maintaining records of the number and location of all copies of any Program and advise IBM in writing if the original or any copy will be kept at premises other than that of the Designated Machine;

     f. before disposing of any media, ensuring that any Program contained on it has been erased or destroyed.

9.   WARRANTY

     a. IBM warrants that any Program, for which IBM warranty is specified, will conform, at shipment date, to the current Licensed Program Specifications. This warranty applies only if the Program is properly used in a Specified Operating Environment. While Program Services are available, the Customer may inform IBM if it believes that the Program does not meet its specifications. IBM will provide Program Services as described under section "Program Services". All other Programs are distributed "as is" without a warranty of any kind.

     b. IBM does not warrant that the Program will operate in all selected combinations or that it will meet the Customer's requirements. It is state of the art that uninterrupted or error-free operation cannot be warranted.

     c. The foregoing warranties are in place of all other warranties, express or implied, including but not limited to the implied warranties of merchantability and fitness for a particular purpose.

10.  PROGRAM SERVICES

     a. IBM may specify that Program Services are available, if any, without additional charge for certain Programs. Such services will be available from IBM after delivery of the Program or after the Customer has copied the Program under an Additional License, to asset in problem diagnosis and resolution in any unaltered portion of a current release of such Programs, provided the defect can be reproduced by IBM in the Specified Operating Environment.

     b. If Central Service is provided, IBM's designated Central Service locations will accept documentation, prepared and submitted by the Customer in a standard format, indicating a defect in a program under program service. Central Service will respond by issuing:

          1. defect correction information,
          2. a restriction, or
          3. a bypass.

     c. IBM may also specify that it will provide the Customer with telephone assistance in problem diagnosis and resolution through a Support Center.

     d. For each version of a Program, IBM will specify that Program Services, if any, will be available 1) until discontinued by IBM on 6 months written notice or 2) until a designated date. In addition, when a subsequent Program release becomes available, IBM may discontinue Program Services for any or all previous releases. IBM does not guarantee service results or that IBM will be able to correct all Program defects.

11.  PATENTS AND COPYRIGHTS

     IBM, at its expense, will defend the Customer against any claim that a Program licensed under the Agreement infringes a patent or copyright effective in the Country of Installation. IBM will pay all costs, damages and attorney fees that a court finally awards as a result of such claim, provided that the Customer a) gives IBM prompt written notice of any such claim and b) allows IBM to control, and fully cooperates with IBM in, the defense and all related settlement negotiations.

     If a Program becomes, or IBM believes it is likely to become, the subject of such a claim, IBM, at its option and expense, may either secure for the Customer a right of continued use or replace or modify it so that it becomes non-infringing. If neither of these alternatives is available on terms which IBM judges to be reasonable, the Customer on request will return the Program. IBM will grant the Customer a credit for any Program whose total charges are fully paid or, in case of periodic charges already paid, IBM will issue a credit for the rest of the period following such return pro rata based on a 30-day-month.

     IBM shall have no obligation with respect to any claim based on the Customer's modification of Programs or their combination, operation or use with apparatus, data or programs not furnished by IBM or in other than the Specified Operating Environment.

     This clause states IBM's entire obligation to the Customer regarding infringement or the like.

12.  LIABILITY

     a. IBM's entire liability and the Customer's exclusive remedy are as follows:

          In all situations involving non-performance of a warranted Program, IBM will attempt to make it operate as warranted. If, after repeated efforts, IBM does not succeed, the Customer is entitled to recover actual damages to the limits set forth in this clause. Such limits also apply to any other claim involving IBM's performance.

     b. IBM's liability for actual damages from any cause will be limited to the greater of:

          1)   DM 150,000 (one hundredfifty thousand Deutsch Mark), or

          2) the one-time charge paid for, or due, or any charges which would be due for 12 months' use of the individual Program that caused the damages, or that is the subject matter of, or is directly related to, the cause of action. Such charges shall be those in effect when the cause of action arose.

          The above limitation applies, regardless of the form of action, whether in contract or in tort including negligence, except in respect of:

          1)   payments made under the clause "Patents and Copyrights"; and

          2) claims related to personal injury or damage to real property or tangible personal property caused solely by IBM's negligence.

     c. In no event will IBM be liable for any damages caused by the Customer's failure to perform its responsibilities, or arising during the testing period from non-performance of Programs or any lost profits, lost savings, incidental damages, other economic consequential damages, or any claim made against the Customer by any other party, except under the clause "Patents and Copyrights", even if IBM has been advised of the possibility of such damages, loss or claim.

          The limitation of remedies described in this section also applies to any developer of a Program supplied to IBM, IBM's and its developer's limitation of remedies are not cumulative. Such developer is an intended beneficiary of this section.

13.  GENERAL

     a.   The Customer may not grant sub-licenses with respect to the Program.

     b. The Customer may not assign or transfer the Agreement or any rights or obligations under it, or the Program without IBM's prior written consent.

     c. IBM may modify these terms only on at least 3 months' prior written notice to the Customer, except that modifications to the termination provisions shall be effective only for orders received by IBM after the date of notice of modification.

     d. No actions, regardless of form, arising out of the Agreement, may be brought by either party more than three years after the cause of action or, in the case of payment, more than three years after the date that the last payment was due. Except that, in respect of the Customer's obligations under "Protection and Security", the period for such actions shall be six years.

     e. The Customer is responsible for the selection, installation and use of the Programs and the results obtained therefrom, as well as their combination with each other, or with other programs, programming, equipment or services.

     f. Neither party shall be responsible for failure to fulfil its obligations due to causes beyond its control.

     g. The Customer agrees that Programs and technical data provided under this Agreement are subject to all applicable export control laws and regulations, e.g. those of the exporting country and the United States of America. IBM's obligations under this Agreement and IBM's performance of any related activity are subject to export licensing which is beyond IBM's control and for which IBM does not assume any responsibility.

     h.   The Agreement will be governed by the laws of Austria.

          All disputes arising out of this Agreement or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Federal Economic Chamber in Vienna (Vienna Rules) by three arbitrators appointed in accordance with these rules. The arbitration shall be held in Vienna, Austria, and the official language of the proceedings shall be English. The decision of the arbitrators shall be final and binding upon both parties and therefore the parties, pursuant to paragraph 598(2) of the Austrian Code of Civil Procedure, expressly waive the application of paragraph 595(1) figure 7 of the said Code.

          IBM may, however, institute proceedings in a competent court in the Country of Installation.